   As filed with the Securities and Exchange Commission on November 13, 2001

                                                          Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               -----------------

                               AIRGATE PCS, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                         4812                 58-2422929
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                               -----------------

                                 Harris Tower
                       233 Peachtree St. NE, Suite 1700
                            Atlanta, Georgia 30303
                                (404) 525-7272
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Barbara L. Blackford
                 Vice President, General Counsel and Secretary
                                 Harris Tower
                      233 Peachtree Street NE, Suite 1700
                            Atlanta, Georgia 30303
                                (404) 525-7272
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                With copies to:

                             Robert F. Wall, Esq.
                          R. Cabell Morris, Jr., Esq.
                               Winston & Strawn
                             35 West Wacker Drive
                            Chicago, Illinois 60601
                                (312) 558-5600

                               -----------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in the light of market conditions and other factors.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                                            Proposed       Proposed
                                                                                            maximum        maximum
                                                                          Amount to be   offering price   aggregate
         Title of each class of securities to be registered                registered      per share    offering price
-----------------------------------------------------------------------------------------------------------------------
Primary and Secondary Offering:
   Common Stock, par value $0.01 per share, issuable upon exercise of
    warrants(1)(2)                                                       659,061 shares    $49.35(3)    $32,524,661(3)
-----------------------------------------------------------------------------------------------------------------------
Secondary Offering:
   Warrants to Purchase Common Stock(4)                                 300,000 warrants      (5)            (5)
-----------------------------------------------------------------------------------------------------------------------
Total:
-----------------------------------------------------------------------------------------------------------------------


                                                                         Amount of the
         Title of each class of securities to be registered             registration fee
-----------------------------------------------------------------------------------------
Primary and Secondary Offering:
   Common Stock, par value $0.01 per share, issuable upon exercise of
    warrants(1)(2)                                                         $8,132(3)
-----------------------------------------------------------------------------------------
Secondary Offering:
   Warrants to Purchase Common Stock(4)                                       (5)
-----------------------------------------------------------------------------------------
Total:                                                                      $3,801
-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1)Represents shares issuable upon exercise of warrants to purchase 659,061 shares of common stock. 475,442 of such shares are also being registered for resale by the holders thereof. Warrants to purchase 183,619 shares of common stock will expire on July 12, 2007. Warrants to purchase the remaining 475,442 shares of common stock will expire on July 15, 2010. The number of shares of common stock registered hereunder assumes an exchange ratio of
   0.1594 shares of AirGate PCS, Inc. common stock to 1 share of iPCS, Inc. common stock as set forth in a merger agreement between AirGate PCS, Inc.
   and iPCS, Inc. The number of shares of AirGate PCS, Inc. common stock registered hereunder is subject to adjustment in accordance with the merger agreement to assure that no more than 13,500,000 shares of AirGate PCS, Inc. common stock, in the aggregate, are issued in connection with AirGate PCS, Inc.'s acquisition of iPCS, Inc.
(2)Pursuant to Rule 416, the common stock offered hereby shall be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Based upon the average high and low prices of the common stock on The Nasdaq National Market on November 8, 2001.
(4)Each warrant is exercisable for 1.5848 shares of common stock. The exercise price per share of common stock into which the warrant is exercisable is $34.50.
(5)No registration fee is required pursuant to Rule 457(g) of the Securities
   Act of 1933, as amended. The shares of common stock issuable upon exercise of these warrants are registered by this registration statement.
(6)On October 10, 2000, iPCS, Inc. filed registration statement no. 333-47682 pursuant to which it registered for resale 300,000 warrants to purchase iPCS, Inc. common stock, the shares of common stock issuable upon the exercise of such warrants and the resale of such shares. No resales pursuant to registration statement no. 333-47682 have been made. AirGate PCS, Inc. expects to complete the acquisition of iPCS, Inc. in late November, 2001 and will be the successor to iPCS, Inc. Pursuant to Rule 457(p), the $4,331 registration fee paid by iPCS, Inc. upon the filing of registration statement no. 333-47682 is offset against the total filing fee for this registration statement of $8,132.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
   In accordance with Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in this registration statement relates to a total of 300,000 warrants to purchase shares of the registrant's common stock and
714,236 shares of the registrant's common stock, 659,061 of which are being registered pursuant to this registration statement and 55,175 of which were registered in the registrant's registration statement no. 333-56928 filed with the Securities and Exchange Commission on March 12, 2001 and amended on March 21, 2001. This registration statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to registration statement no. 333-56928, which shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8 of the Securities Act of 1933, as amended.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION--DATED NOVEMBER 13, 2001

PROSPECTUS

[LOGO] AirGate PCS

                   300,000 Warrants to Purchase Common Stock
       714,236 Shares of Common Stock Issuable Upon Exercise of Warrants

                               -----------------

We are offering:

   . 55,175 shares of our common stock issuable by us from time to time upon exercise of warrants that AirGate sold in its units offering, which was completed on September 30, 1999. The warrants became separately transferable from the units on October 21, 1999. Each warrant entitles the holder to purchase, prior to the expiration date, 2.148 shares of our common stock at an exercise price of $0.01 per share. As of September 30, 2001, 589,225 shares of our common stock have been issued pursuant to warrant exercises and warrants to purchase 55,175 of the shares of our common stock offered hereby remain outstanding. These warrants will expire on October 1, 2009.

   . 659,061 shares of common stock issuable by us upon exercise of warrants that we assumed from iPCS, Inc. upon our acquisition of iPCS, Inc. One warrant currently exercisable for 183,619 shares of our common stock at an exercise price of $31.05 per share was initially issued by iPCS, Inc. on July 12, 2000. This warrant expires on July 12, 2007. 300,000 warrants (which we refer to as the unit warrants) currently exercisable for 475,442 shares of our common stock at an exercise price of $34.50 per share were initially issued by iPCS, Inc. on July 12, 2000. These unit warrants expire on July 15, 2010.

   This prospectus also relates to the resale of up to 300,000 of the unit warrants to purchase shares of our common stock and up to 475,442 shares of our common stock issuable upon exercise of such unit warrants by holders of such unit warrants. We refer to these holders of the unit warrants as the selling warrantholders.

   The actual number of shares of common stock offered under this prospectus may be subject to adjustment to prevent dilution of the warrant value. This prospectus includes such additional shares of common stock, which as of this date is indeterminable, that we may have to issue and sell to avoid dilution of the warrants.

   We will pay all expenses of this offering, other than commissions and discounts of broker-dealers and market makers.

   Our common stock is listed on The Nasdaq National Market under the symbol "PCSA."

                               -----------------

    Investing in our securities involves certain risks. See "Risk Factors" on page 4.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

, 2001.

The information in this prospectus is not complete and may be changed. Neither we nor the selling warrantholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               EXPLANATORY NOTE

   The registration statement of which this prospectus is a part covers the primary issuance by us of 714,236 shares of our common stock issuable upon the exercise of certain outstanding warrants to purchase shares of our common stock and the secondary resale of 300,000 unit warrants to purchase shares of our common stock and the 475,442 shares of our common stock issuable upon the exercise of those 300,000 unit warrants.

   On August 28, 2001, we entered into a merger agreement with iPCS, Inc. pursuant to which we agreed to acquire iPCS, Inc. We anticipate that such transaction will close in late November, 2001. In order to satisfy a contractual obligation of ours set forth in the merger agreement, we are including in the registration statement of which this prospectus is a part the 659,061 shares of our common stock issuable upon the exercise of warrants that iPCS, Inc. has issued and that we will assume upon the effectiveness of the acquisition as well as the resale of 475,442 of those shares or our common stock and of 300,000 unit warrants.

   The resale by the selling warrantholders of shares of our common stock that are issuable upon exercise of the unit warrants originally issued by iPCS, Inc. and the resale of the 300,000 unit warrants will occur only if we complete the merger. The information contained in this prospectus assumes that we have completed the merger.

                               TABLE OF CONTENTS

                                          Page                                          Page
                                          ----                                          ----
About this Prospectus....................  1   Certain United States Federal Income Tax
Our Business.............................  1     Considerations......................    10
The Offering.............................  2   Selling Warrantholders..................  13
Summary of the Terms of the Unit Warrants  3   Plan of Distribution....................  15
Risk Factors.............................  4   Legal Matters...........................  18
Use of Proceeds..........................  4   Experts.................................  18
Description of Unit Warrants.............  4   Where You Can Find More Information.....  18
Description of Our Capital Stock.........  7   Incorporation by Reference..............  18

   You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. We and the selling warrantholders are offering shares of our common stock and warrants to purchase common stock, as applicable, and seeking offers to buy such securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. Under this shelf process, we may issue the shares of our common stock described in this prospectus in one or more offerings. The selling warrantholders may also sell the unit warrants and the shares of our common stock issuable upon exercise of the unit warrants under this prospectus. We will not receive any proceeds from any sale of unit warrants or shares of our common stock by the selling warrantholders. This prospectus provides you with a general description of the securities that we and the selling warrantholders may offer. You should read both this prospectus and the additional information described under the heading "Where You Can Find More Information."

   Unless the context indicates otherwise, references in this prospectus to "we", "our" or "us" refer to the combined operations of AirGate PCS, Inc. and iPCS, Inc. and references to "AirGate" refer to the operations of AirGate PCS, Inc., exclusive of the operations of its wholly owned subsidiary iPCS, Inc.

                                 OUR BUSINESS

   We are the largest Sprint PCS network partner in terms of covered population. We provide digital wireless personal communications services, or PCS, to a service territory with network coverage of approximately 10.9 million residents as of June 30, 2001. Through our management agreements with Sprint PCS, we have the exclusive right to provide Sprint PCS products and services under the Sprint and Sprint PCS brand names in our territory. Sprint PCS, directly and indirectly through network partners such as us, operates the largest all-digital, all-PCS nationwide wireless network in the United States based on covered population, covering more than 223 million residents in more than 4,000 cities and communities across the United States, Puerto Rico and the U.S. Virgin Islands.

   Our Sprint PCS territory covers 58 basic trading areas, referred to as markets, in parts of South Carolina, North Carolina, Georgia, Illinois, Michigan, Iowa and Nebraska. Our major markets include:

  .  Grand Rapids, Michigan;

  .  Greenville-Spartanburg, South Carolina;

  .  Savannah, Georgia;

  .  Charleston, South Carolina;

  .  Columbia, South Carolina; and

  .  Saginaw-Bay City, Michigan.

                                 THE OFFERING

Common stock offered by AirGate................... 714,236 shares of our common stock.

Securities offered by the selling warrantholders.. 300,000 unit warrants to purchase shares of our common stock and the 475,442 shares of our
                                                   common stock issuable upon the exercise of such
                                                   unit warrants

Selling warrantholders............................ The selling warrantholders received their 300,000 unit warrants in connection with the units offering
                                                   by iPCS on July 12, 2000. The selling
                                                   warrantholders do not currently own the 475,442
                                                   shares of our common stock issuable upon exercise
                                                   of such unit warrants. They will acquire such
                                                   shares only upon the exercise of the unit warrants.
                                                   Each of the selling warrantholders was a former
                                                   warrantholder of iPCS.

Common Stock to be outstanding after this offering 26,441,376 shares of our common stock, including the 714,236 shares of our common stock to be
                                                   issued upon exercise of the warrants described in
                                                   this prospectus and 12,362,160 shares of our
                                                   common stock assumed to be issued to the iPCS
                                                   stockholders in connection with the merger.

Use of Proceeds................................... We estimate that our net proceeds from the exercise of all of our outstanding warrants
                                                   described in this prospectus will be approximately
                                                   $22,104,671. We intend to use the proceeds for
                                                   general corporate purposes, which may include:

                                                   . providing working capital;
                                                   . purchasing or repaying debt; and
                                                   . funding capital expenditures, including paying
                                                     for acquisitions.

                                                   We will not receive any proceeds from the offering
                                                   of the 300,000 unit warrants or the 475,442 shares
                                                   of our common stock issuable upon the exercise of
                                                   such unit warrants by the selling warrantholders.
                                                   All such proceeds will be received by the selling
                                                   warrantholders.

The Nasdaq National Market symbol................. "PCSA"

Risk Factors...................................... Before investing in our common stock or the unit warrants, you should carefully read and consider
                                                   the information set forth in "Risk Factors"
                                                   beginning on page 4 of this prospectus and all other
                                                   information appearing elsewhere and incorporated
                                                   by reference in this prospectus and any
                                                   accompanying prospectus supplement.

   The above information regarding the shares of our common stock outstanding after the offering is based on the number of shares of common stock outstanding as of September 30, 2001 and does not include approximately 1,946,944 shares of our common stock subject to outstanding options and warrants.

                   SUMMARY OF THE TERMS OF THE UNIT WARRANTS

Unit Warrants Offered 300,000 unit warrants which will entitle the holders to purchase an aggregate of 475,442 shares of our common stock.

Exercise Price....... Each unit warrant will entitle the holder to purchase 1.5848 shares of our common stock at an
                      exercise price of $34.50 per share, subject to
                      adjustment as provided in the warrant agreement.

Exercise............. Any unit warrants not exercised prior to July 15,
                      2010 will expire.

Separation Date...... The unit warrants were separated from the units issued by iPCS on September 12, 2000.

                                 RISK FACTORS

Risks Related to the Offering of the Unit Warrants

   Because the unit warrants are not listed on a securities exchange and because we can give no assurance that they will be so listed, purchasers of the unit warrants may not be able to sell their unit warrants at the price they desire, if at all.

   We cannot assure you that a liquid market will develop for the unit warrants, that you will be able to sell the unit warrants at a particular time or at all, or that the prices you receive when you sell will be favorable. There is currently no public market for the unit warrants. The initial purchasers of the unit warrants have in the past made and may in the future make a market in the unit warrants. They are not obligated to do so. In addition, such market-making activity will be subject to limits imposed by the Securities Act of 1933 and other regulations, and may be limited during the pendency of any shelf registration statement. We do not intend to apply (and are not obligated to apply) for listing of the unit warrants on any securities exchange or any automated quotation system.Therefore, we cannot make any assurances as to the liquidity of any trading market for the unit warrants. Future trading prices of the unit warrants will depend on many factors, including our operating performance and financial condition and the market for similar securities.

   You may not receive a return on investment in the unit warrants through dividends paid on the shares of our common stock issuable upon the exercise of the unit warrants.

   We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Instead, we intend to retain future earnings to fund our growth. In addition, our existing indebtedness restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends. Therefore, you will not receive a return on your investment in the unit warrants by exercising the unit warrants and receiving a payment of dividends on the shares of our common stock issuable thereunder.

   Our other risk factors are incorporated herein by reference from our Annual Report on Form 10-K and other documents that we have filed with the Securities and Exchange Commission.

                                USE OF PROCEEDS

   The proceeds to be received from the exercise of the warrants described in this prospectus, assuming all warrants are exercised, will be approximately $22,104,671. We intend to use such proceeds for general corporate purposes, including the purchase or repayment of indebtedness outstanding at a particular time, acquisitions, capital expenditures, working capital and investments. Pending such uses, we intend to invest such funds in short-term, investment-grade, interest-bearing instruments.

   We will not receive any proceeds from the sale of the unit warrants or our common stock by the selling warrantholders.

                         DESCRIPTION OF UNIT WARRANTS

   iPCS, Inc. issued the 300,000 unit warrants pursuant to a warrant agreement with Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as warrant agent. We assumed all of iPCS' obligations pursuant to the warrant agreement upon the effectiveness of our acquisition of iPCS. The following description is a summary of the material provisions of the warrant agreement. The summary assumes that we have completed the merger. We urge you to read the warrant agreement because it defines your rights as a holder of these unit warrants.

General

   Each unit warrant entitles the holder to receive 1.5848 shares of our common stock, or warrant shares, at an exercise price of $34.50 per share. The unit warrants are currently exercisable at any time and will automatically expire at 5:00 p.m. New York City time on July 15, 2010.

   The unit warrants may be exercised by surrendering the warrant certificates with the accompanying form of election to purchase, together with payment of the exercise price. Payment of the exercise price may be made at the holder's election:

  . by tendering iPCS' senior discount notes having an aggregate accreted value or aggregate principal amount, plus any accrued and unpaid interest, equal to the exercise price; or

  .  in cash or by certified or official bank check to the order of AirGate.

   Upon surrender of the warrant certificate and payment of the exercise price, we will deliver stock certificates representing the number of whole warrant shares to which the holder is entitled. If less than all of the unit warrants are to be exercised, a new unit warrant certificate will be issued for the remaining number of unit warrants. Holders of unit warrants will be able to exercise their unit warrants only if a registration statement relating to the common stock underlying the unit warrants is then in effect, or the exercise of such unit warrants is exempt from the registration requirements of the Securities Act and the securities laws of the states in which the various holders of the unit warrants reside.

   No fractional warrant shares will be issued upon exercise of the unit warrants. Instead, we will pay to the holder of the unit warrant an amount in cash equal to the current market value of any such fractional warrant shares less a corresponding fraction of the exercise price.

   In the event of our liquidation, dissolution or winding up, the holders of the unit warrants will not be entitled to share in our assets. If a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised unit warrants are executory contracts which may be subject to rejection by us and the holders of the unit warrants may, even if sufficient funds are available, receive nothing or less than they would be entitled to if they had exercised their unit warrants prior to the commencement of any such case.

   In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of warrant shares, the holders of the unit warrants may, in certain circumstances, be deemed to have received a dividend subject to United States federal income tax. See "Certain United States Federal Income Tax Considerations."

No Rights As Stockholders

   The holders of unexercised unit warrants will have no right to vote on matters submitted to our stockholders and will have no right to receive dividends.

Adjustments

   The number of warrant shares purchasable upon exercise of unit warrants is subject to adjustment in several circumstances including, among others, the following:

  .  the payment by us of dividends or other distributions;

  .  changes in our capitalization;

  . the issuance of common stock or securities convertible into common stock at a price which is less than the then fair market value based upon the sale price to a party not related to us or a determination by the members of our board of directors who do not have an interest in the transaction, subject to limited exceptions; and

  . other events that could have the effect of depriving holders of the unit warrants of the benefit of all or a portion of the purchase rights evidenced by the unit warrants.

   No adjustment need be made for any of the above transactions if holders of unit warrants participate in the transaction on a basis the board of directors determines to be fair and appropriate. In addition, no adjustment need be made for the adoption of a shareholder's rights plan or the issuance of rights under such a plan.

   In the case of a consolidation or merger of us, or the sale of all or substantially all of our assets to another corporation:

  . each unit warrant will then represent the right to receive the kind and amount of shares of stock or other securities or property to which the warrantholder would have been entitled had the unit warrant been exercised immediately prior to such transaction, and

  . if we do not survive in any transaction, the surviving entity must assume our obligations under the warrant agreement.

Reservation of Shares

   We have authorized and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding unit warrants.

Amendment

   From time to time, we and the warrant agent, without the consent of the holders of the unit warrants, may amend or supplement the warrant agreement for several purposes, including curing defects or inconsistencies or making changes that do not adversely affect the legal rights of any warrantholder. Any amendment or supplement that adversely affects the legal rights of the warrantholders requires the written consent of a majority of the holders of the then outstanding unit warrants, excluding any unit warrants held by us or any of our affiliates.

Reports

   So long as any of the unit warrants remain outstanding, we will, upon request, furnish to the registered holders of the unit warrants, all quarterly and annual financial information that we are required to file on Forms 10-K and 10-Q and all other financial information required to be filed with the Securities and Exchange Commission on Form 8-K.

Registration of the Warrant Shares/Liquidated Damages

   Under the terms of a registration rights agreement entered into by iPCS in connection with the issuance of the unit warrants, which we assumed at the effective time of our acquisition of iPCS, we are required to keep effective the shelf registration statement of which this prospectus is a part covering the resale of the unit warrants and the resale of the shares of our common stock issuable upon the exercise of the unit warrants until the date on which all of the unit warrants or shares of our common stock issuable thereunder have been sold pursuant to the shelf registration statement or the unit warrants have expired. If we fail to maintain the effectiveness of the shelf registration statement, a registration default will occur and we will be required to pay liquidated damages to each holder of a unit warrant. The liquidated damages will be in an amount equal to $0.03 per week per unit warrant held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of such registration default. This amount will increase by an additional $0.02 per week per unit warrant with respect to each subsequent 90-day period, up to a maximum of $0.07 per week per unit warrant. The provision for liquidated damages will continue until the registration default has been cured. We are not required to pay liquidated damages for more than one registration default at any given time. No liquidated damages are currently payable.

   Without triggering a registration default, we may suspend the effectiveness of any shelf registration statement or amendment to the shelf registration statement, suspend the use of any prospectus and are not required to amend or supplement the shelf registration statement, any related prospectus or any document incorporated by reference other than an effective registration statement being used for an underwritten offering in the event that, and for periods not to exceed 60 consecutive days and no more than two times in any calendar year if:

  . an event or circumstance occurs and is continuing as a result of which the shelf registration statement, any related prospectus or any document incorporated by reference or proposed to be filed would, in our good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading; and

  . we determine in our good faith judgment that the disclosure of such event at such time would have a material adverse effect on our business, operations, or prospects; or

  . the disclosure otherwise relates to a material business transaction or development which has not yet been publicly disclosed.

   Each holder of unit warrants or warrant shares that sells pursuant to the shelf registration statement of which this prospectus is a part generally will:

  . be required to be named as a selling warrantholder in the related prospectus and to deliver a prospectus to the purchaser;

  . be subject the civil liability provisions under the Securities Act in connection with such shares;

  . be bound by the provisions of the warrant agreement which are applicable to such holder; and

  . be required to deliver information to be used in connection with the shelf registration statement.

                       DESCRIPTION OF OUR CAPITAL STOCK

General

   The following summarizes all of the material terms and provisions of our capital stock. We have 155,000,000 shares of authorized capital stock, including 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2001, there were 25,727,140 shares of our common stock outstanding, including the 12,362,160 shares of our common stock assumed to be issued to the iPCS stockholders in connection with the merger. We have no shares of our preferred stock issued and outstanding.

Common Stock

   The holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of shares of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available to pay dividends. Holders of shares of our common stock have no preemptive, conversion, redemption, subscription or similar rights. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

Preferred Stock

   Under our certificate of incorporation, our board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock, par value $0.01 per share. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that our board of directors will establish without approval from our stockholders. These rights, designations and preferences include:

  .  the maximum number of shares to be issued in the series;

  .  the name of the series;

  .  dividend rights;

  . dividend rate or basis for determining such rate if any, on the shares of the series;

  .  whether dividends will be cumulative and, if so, from which date or dates;

  . whether the shares of the series will be redeemable and if so, the dates, prices and other terms and conditions of redemption;

  . whether we will be obligated to purchase or otherwise redeem shares of the series pursuant to a sinking fund or otherwise, and the prices, periods and other terms and conditions upon which the shares of the series will be redeemed or purchased;

  . the rights, if any, of holders of the shares of the series to convert such shares into, or exchange such shares for, shares of any other class of stock;

  . whether the shares of the series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of those voting rights; and

  . the rights of the shares of the series in the event of a liquidation, dissolution or winding up.

   If our board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of us. This is because the terms of the preferred stock could be designed to make it prohibitively expensive for any unwanted third party to make a bid for shares of our common stock. We have filed a registration statement on Form S-3 on November 13, 2001 with the Securities and Exchange Commission registering up to $500,000,000 of our securities, including common stock, preferred stock, warrants to purchase securities, debt securities and guarantees of debt securities.

Delaware Law and Certain Charter and By-Law Provisions

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain merger, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

   Our certificate of incorporation provides that certain business transactions with interested stockholders must be approved by the holders of at least 80% of the voting power of the then-outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class. Such business transactions include:

  .  mergers or consolidations with an interested stockholder;

  . sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of any of our assets to an interested stockholder;

  . certain sizable issuances or transfers of any of our securities to an interested stockholder;

  . the adoption of any plan or proposal for our liquidation proposed by or on behalf of an interested stockholder; or

  . any reclassification of securities or recapitalization which increases the proportionate share of any class of securities of an interested stockholder.

However, the affirmative vote of a majority of the shares of outstanding stock entitled to vote, or such vote as is required by law or our certificate of incorporation, will suffice with respect to a business combination with an interested stockholder if the consideration received meets certain fair price standards.

   Our certificate of incorporation and by-laws provide for the division of our board of directors into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year. A director may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally for the election of directors voting together as a single class.

   Our by-laws also requires a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary. The notice provision will require a stockholder who desires to raise new business to provide us certain information concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director will need to provide us with certain information concerning the nominee and the proposing stockholder.

   Our certificate of incorporation empowers our board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include:

  . comparison of the proposed consideration to be received by stockholders in relation to the then current market price of our capital stock, our estimated current value in a freely negotiated transaction and our estimated future value as an independent entity; and

  . the impact of a transaction on our employees, suppliers and clients and its effect on the communities in which we operate.

   Our certificate of incorporation also contains a provision which acknowledges that certain of our Sprint PCS agreements establish a process for the sale of our operating assets in the event of a default by us and an acceleration of the obligations under AirGate's senior secured credit facility. This provision of the certificate of incorporation is intended to permit the sale of such assets without further stockholder approval.

   The provisions described above could make it more difficult for a third party to acquire control of us and, furthermore, could discourage a third party from making any attempt to acquire control of us.

   Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders, and that special meetings may be called only by resolution adopted by a majority of the board of directors, or as otherwise provided in the bylaws. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for our common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders and would further be unable to act pursuant to a unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the approval of a merger, would have to wait for the next duly called stockholders meeting.

   Delaware law provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions of the certificate of incorporation described above. The 80% vote is also required to amend or repeal any of our by-law provisions described above. The by-laws may also be amended or repealed by the board of directors. The 80% stockholder vote would be in addition to any separate vote that each class of preferred stock is entitled to that might in the future be required in accordance with the terms of any preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

Warrants

   We currently have outstanding warrants to purchase 714,236 shares of our common stock as set forth below.

   In connection with AirGate's units offering, which was completed on September 30, 1999, we issued warrants to purchase 644,400 shares of our common stock. Of these, warrants to purchase 589,225 shares of our common stock have been exercised and warrants to purchase 55,175 shares of our common stock remain outstanding as of September 30, 2001. Such warrants may be exercised at an exercise price of $0.01 per share of our common stock and expire on October 1, 2009.

   In connection with the merger, AirGate also assumed all of iPCS' obligations under iPCS' then-outstanding warrants to purchase shares of iPCS common stock.

  Sprint Warrants

   As additional consideration to Sprint Spectrum L.P. for its agreement to expand iPCS' initial territory by an additional 20 markets, iPCS issued to Sprint Spectrum L.P. a warrant which is currently exercisable for 183,619 shares of our common stock. The warrant is exercisable by Sprint Spectrum L.P. at any time prior to July 15, 2007 at an exercise price of $31.05 per share. Sprint Spectrum L.P. may transfer its rights with respect to the warrant only to a company that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Sprint Spectrum L.P., and any warrant so transferred will be subject to the exercise time period. We have granted Sprint Spectrum L.P. demand registration rights for the shares of our common stock subject to the warrant until the common stock may be sold without registration.

  Unit Warrants

   See "Description of Unit Warrants."

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

   Our common stock has been approved for quotation and is traded on The Nasdaq National Market under the symbol "PCSA."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   This general discussion of certain U.S. federal income tax considerations relates to the acquisition, ownership and disposition of a warrant, and of a share of common stock acquired upon exercise of a unit warrant. This discussion is limited to a "U.S. Holder" that purchases the unit warrant pursuant to this offering and any shares of our common stock acquired on exercise of the unit warrant as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. This discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect.

   The discussion does not discuss every aspect of U.S. federal income taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment, including a taxpayer which is:

  .  not a "U.S. Holder" (as defined below);

  .  a bank or a broker-dealer;

  .  an insurance company;

  .  a pension or other employee benefit plan;

  .  a tax-exempt organization or entity;

  .  a U.S. expatriate;

  . persons that applies mark-to-market accounting treatment to the unit warrants or shares of our common stock;

  . a person holding warrants or common stock as a part of a hedging transaction, straddle, short sale, constructive sale, constructive ownership, or conversion transaction;

  .  a hybrid entity or an owner of interests therein; or

  .  a holder whose functional currency is not the U.S. dollar.

   In addition, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the acquisition, ownership or disposition of a unit warrant or a share of our common stock acquired on exercise of a unit warrant and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. We urge you to consult your tax advisor with respect to the U.S. federal income tax considerations relevant to holding and disposing of a unit warrant or a share of our common stock as well as any estate tax considerations and any tax considerations applicable under the laws of any foreign, state, local or other taxing jurisdiction.

   U.S. Holder. You are a U.S. Holder if you are the beneficial owner of a unit warrant or share of our common stock acquired on exercise of a unit warrant and you are:

  . a citizen or resident of the United States, including an individual deemed to be a resident alien under the "substantial presence" test of Section 7701(b) of the Code;

  . a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date that elect to continue to be treated as U.S. persons shall also be considered U.S. persons.

   Tax Treatment of Unit Warrants. A U.S. Holder will recognize gain or loss upon a sale, redemption, lapse or other taxable disposition of a unit warrant in an amount equal to the difference between the sum of the amount of cash and the fair market value of any property received for the unit warrant and the U.S. Holder's adjusted tax basis in the unit warrant. The U.S. Holder's adjusted tax basis in a unit warrant generally will equal the amount the U.S. Holder paid for the unit warrant.

   The gain or loss upon a sale, redemption, lapse or other taxable disposition of a unit warrant will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the holding period for the unit warrant exceeds one year. If the unit warrants are not exercised and are allowed to expire, they will be deemed to have been sold or exchanged on the expiration date resulting in a capital loss equal to the U.S. Holder's tax basis in the unit warrants.

   Long-term capital gains derived by individuals are eligible for reduced rates of tax while short term capital gains are taxed at the same rate as ordinary income. The deductibility of capital losses is restricted, and, in general, capital losses may only be used to reduce capital gains to the extent thereof. You should consult your own tax advisor to determine the tax consequences of incurring capital gains and/or losses.

   No gain or loss will be recognized to a U.S. Holder of unit warrants on such holder's purchase of shares of our common stock for cash upon exercise of the unit warrants other than any gain or loss attributable to the receipt of cash in lieu of a fractional share of our common stock upon exercise. The initial adjusted tax basis of the common stock so acquired would equal the adjusted tax basis of the exercised unit warrants plus the exercise price less any cash received in lieu of a fractional share. For tax purposes, the holding period of the common stock acquired upon the exercise of the unit warrants will not include the holding period of the unit warrants but instead will begin on the day following the exercise of the unit warrants.

   A U.S. Holder who exercises unit warrants without payment of cash pursuant to a cashless exercise will not recognize gain or loss upon such exercise, and a U.S. Holder's basis in the shares of our common stock received in the cashless exercise will equal such holder's basis in the unit warrants surrendered in the exchange. With respect to a cashless exercise of a unit warrant, a U.S. Holder may be able to take the position that the holding period of shares of our common stock received in exchange for the surrender of one or more unit warrants includes the holding period of the unit warrants so surrendered. This position, however, is not free from doubt and you should consult your own tax advisor as to the tax treatment of a cashless exercise.

   An adjustment to the exercise price of the unit warrants, or the failure to make an adjustment, in certain circumstances, may result in a constructive dividend to the holders of the unit warrants that could be taxable as a dividend under Section 305 of the Code. In such an event, the holder's adjusted tax basis in the unit warrant would increase by the amount of the constructive dividend.

   Payments on unit warrant registration default. We believe that if liquidated damages are in fact paid to holders of unit warrants because of a warrant registration default, the additional amounts so paid would be taxable to a U.S. Holder as ordinary income in accordance with such holder's method of accounting. This treatment, however, is not free from doubt and you should consult your own tax advisor as to the proper tax treatment of the receipt of liquidated damages.

   Tax Treatment of Common Stock Acquired on Exercise of a Unit Warrant. Cash distributed on shares of our common stock will be treated as a dividend to the extent of our current and accumulated earnings and profits that are attributable to the distribution (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits attributable to the distribution, the excess will be treated first as a nontaxable return of capital and will be applied against and reduce your adjusted tax basis in the shares of our common stock, but not below zero. If the distribution exceeds both our current and accumulated earnings and profits attributable to the distribution and your adjusted tax basis in your common stock, the excess will be treated as capital gain and will be either long-term or short-term capital gain depending on whether your holding period for that common stock is or is not more than one year.

   Corporate holders of shares of our common stock generally should be eligible for the 70% dividends-received deduction with respect to the portion of any distribution on the stock taxable as a dividend. However, corporate investors should consider certain provisions that may limit the availability of a dividends-received deduction, including but not limited to the holding period rules of section 246(c) of the Internal Revenue Code, the rules of section 246A that reduce the dividends-received deduction for dividends on certain debt-financed stock, and the rules in section 1059 of the Internal Revenue Code that reduce the basis of stock and may require recognition of taxable gain in respect of certain extraordinary dividends, as well as the effect of the dividends-received deduction on the determination of alternative minimum tax liability.

   If you sell or dispose of your common stock in a taxable transaction, you will recognize capital gain or loss equal to the difference between the sum of the cash and the fair market value of any property received and your adjusted tax basis in the common stock. A U.S. Holder's tax basis in shares of common stock acquired upon exercise of a warrant will be determined in the manner set forth in "Tax Treatment of Unit Warrants" above. The gain or loss will be long-term capital gain or loss if your holding period for your common stock exceeds one year. The treatment of capital gains and losses is set forth in "Tax Treatment of Unit Warrants" above.

   Information Reporting. We are generally required to furnish to record holders of shares of our common stock, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to dividends paid on the common stock.

   Backup Withholding. Certain U.S. Holders may be subject to backup withholding with respect to dividends paid on shares of our common stock or with respect to proceeds received from a disposition of a unit warrant or a share of our common stock. The current rate of backup withholding is 30.5% of the amount paid, but is scheduled to be reduced in increments to 28% by 2006. Generally, backup withholding applies only if:

  . the payee fails to furnish a correct taxpayer identification number to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

  . the Internal Revenue Service notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

  . the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions, and the Internal Revenue Service has notified the payor that backup withholding is required; or

  . the payee fails in certain circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the holder is not subject to backup withholding.

   Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. Holder will be entitled to credit any amount withheld under the backup withholding rules against its actual tax liability, provided the required information is furnished to the Internal Revenue Service.

                            SELLING WARRANTHOLDERS

   Set forth below is information with respect to the number of unit warrants and shares of our common stock issuable upon exercise of the unit warrants owned by each of the selling warrantholders. The unit warrants are being registered to permit the resale of such unit warrants by the selling warrantholders and our offer and sale of the shares of our common stock to be issued upon the exercise of the unit warrants. See "Plan of Distribution."

   We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus forms a part, with respect to the resale of the unit warrants and the offer and sale of the shares of our common stock issuable upon the exercise of such warrants from time to time, under Rule 415 under the Securities Act, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale. We are required to keep this registration statement effective until the earlier of:


  .  July 15, 2010;

  .  the date on which all of the unit warrants have been exercised; or

  . the date on which all of the unit warrants or shares of our common stock issued upon exercise of such unit warrants can be sold without registration under the Securities Act of 1933 and without restriction as to the manner, timing or volume of any such sale.

   The unit warrants and the shares of our common stock issuable upon the exercise of such unit warrants offered by this prospectus may be offered from time to time by the persons or entities named below:

                                            Number of                  Number of    Percentage of
                                          Unit Warrants  Number of  Shares Issuable  Outstanding
                                           Owned Prior     Unit      Upon Exercise  Unit Warrants
                                             to the     Warrants to     of Unit      Owned After
Name and Address of Selling Warrantholder   Offering    be Offered     Warrants       Offering
----------------------------------------- ------------- ----------- --------------- -------------
     American Express Trust Company           3,525        3,525          5,586          --
     3922 AXP Financial Center
     Minneapolis, MN 55474

     The Bank of New York                    84,200       84,200        133,440          --
     925 Patterson Plank Road
     Secaucus, NJ 07094

                                                        Number of                  Number of    Percentage of
                                                      Unit Warrants  Number of  Shares Issuable  Outstanding
                                                       Owned Prior     Unit      Upon Exercise  Unit Warrants
                                                         to the     Warrants to     of Unit      Owned After
      Name and Address of Selling Warrantholder         Offering    be Offered     Warrants       Offering
      -----------------------------------------       ------------- ----------- --------------- -------------

Bankers Trust Company                                     7,920        7,920         12,552          --
648 Grassmere Park Drive
Nashville, TN 37211

Bear Stearns Securities Corp.                             6,775        6,775         10,737          --
925 Patterson Plank Road
Secaucus, NJ 07094

Boston Safe Deposit and Trust Company                     6,630        6,630         10,507          --
c/o Mellon Bank, N.A.
Pittsburgh, PA 15259

Brown Brothers Harriman & Co.                             1,100        1,100          1,743          --
63 Wall Street 8th Floor
New York, NY 10005

Chase Bank of Texas, N.A.                                 4,210        4,210          6,672          --
P.O. Box 2558
Houston, TX 77252

Chase Manhattan Bank                                     10,025       10,025         15,888          --
4 New York Plaza
New York, NY 10004

Chase Manhattan Bank Trust                                5,250        5,250          8,320          --
4 New York Plaza
New York, NY 10004

Citibank, N.A.                                           25,850       25,850         40,967          --
3800 Citicorp Center Tampa
Tampa, FL 33610

Donaldson, Lufkin and Jenrette Securities Corporation    65,675       65,675        104,082          --
1 Pershing Plaza
Jersey City, NJ 07399

FirStar Bank, N.A.                                        4,750        4,750          7,528          --
425 Walnet Street
Cincinnati, OH 45201

FUNB--Phila Main                                          2,750        2,750          4,358          --
123 South Broad Street
Philadelphia, PA 19109

Investors Bank & Trust                                   14,250       14,250         22,583          --
200 Clarendon Street
Boston, MA 02116

Mercantile--Safe Deposit & Trust Company                  1,600        1,600          2,536          --
766 Old Hammonds Ferry Road
Linthicum, MD 21090

Northern Trust Company                                    1,760        1,760          2,789          --
801 S. Canal
Chicago, IL 60607

                                            Number of                  Number of    Percentage of
                                          Unit Warrants  Number of  Shares Issuable  Outstanding
                                           Owned Prior     Unit      Upon Exercise  Unit Warrants
                                             to the     Warrants to     of Unit      Owned After
Name and Address of Selling Warrantholder   Offering    be Offered     Warrants       Offering
----------------------------------------- ------------- ----------- --------------- -------------

   PNC Bank, National Association               490          490           777           --
   1600 Market Street, 29th Floor
   Philadelphia, PA 19103

   SSB-Trust Custody                          4,025        4,025         6,379           --
   225 Franklin Street
   Boston, MA 02110

   State Street Bank and Trust Company       34,255       34,255        54,287           --
   1776 Heritage Drive
   Quincy, MA 02171

   Swiss American Securities, Inc.              150          150           238           --
   100 Wall Street
   New York, NY 10005

   U.S. Bank National Association            14,810       14,810        23,471           --
   601 Second Avenue South
   Minneapolis, MN 55402

   Because the selling warrantholders may, under this prospectus, offer all or some portion of the unit warrants or the common stock issuable upon exercise of such unit warrants, no estimate can be given as to the number of the unit warrants or shares of common stock issuable upon exercise of such unit warrants that will be held by the selling warrantholders upon termination of any sales. In addition, the selling warrantholders above may have sold, transferred or otherwise disposed of all or any portion of their unit warrants, since the date on which they provided the information regarding their unit warrants, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

   Only selling warrantholders identified above who beneficially own the securities set forth opposite each selling warrantholder's name in the table above on the effective date of the registration statement of which is prospectus forms a part may sell those securities under the registration statement. Prior to any use of this prospectus in connection with an offering of the unit warrants and/or the shares of our common stock issuable upon exercise of the unit warrants by any holder not identified above, this prospectus will be supplemented to set forth the name and number of unit warrants and/or shares of our common stock beneficially owned by the selling warrantholder intending to sell such unit warrants and/or shares of our common stock, and the number of unit warrants and/or shares of our common stock to be offered. The prospectus supplement will also disclose whether any selling warrantholder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with us or any of our subsidiaries or affiliates during the three years prior to the date of the prospectus supplement if this information had not been disclosed in this prospectus.

                             PLAN OF DISTRIBUTION

Distributions by Us

   All or a portion of our common stock offered by this prospectus may be delivered upon exercise of the warrants by the applicable warrantholder. Subject to a suspension period, the applicable warrantholder may exercise their warrant(s) at any time at the applicable per share exercise price. The costs of registering, issuing and maintaining an effective registration statement for the shares of our common stock underlying the warrants have been and will be borne by us. The subsequent sale of the shares of common stock underlying the warrants may be affected by the holder thereof in several ways, including:

  .  on the Nasdaq National Market;

  .  in the over-the-counter market;

  .  in negotiated transactions;

  . through put or call options transactions relating to our shares of common stock; and

  .  through short sales or a combination of such methods of sale.

   These transactions may be made at market prices prevailing at the time of sale or at negotiated prices, and may or may not involve brokers or dealers.

   The applicable warrantholders may sell shares of our common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the warrantholders and/or the purchasers of shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. Any compensation as to a particular broker-dealer might be in excess of customary commissions.

   If we are notified by a warrantholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through:

  .  a block trade;

  .  a special offering;

  .  an exchange distribution;

  .  a secondary distribution; or

  .  a purchase by a broker or dealer,

then a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:

  . the name of each such shareholder and of the participating broker-dealer(s);

  .  the number of shares involved;

  .  the price at which such shares were sold;

  . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  .  other facts material to the transaction.

Distributions by the Selling Warrantholders

   The unit warrants and the shares of our common stock issued upon the exercise of such unit warrants offered hereby may be sold by the selling warrantholders from time to time in:

  .  in the over-the-counter market;

  .  negotiated transactions;

  .  underwritten offerings; or

  .  a combination of such methods of sale.

   The selling warrantholders may sell the unit warrants and the shares of our common stock issued upon the exercise of such unit warrants at:

  .  fixed prices which may be changed;

  .  market prices prevailing at the time of sale;

  .  prices related to prevailing market prices; or

  .  negotiated prices.

   The selling warrantholders may effect these transactions by selling their unit warrants and shares of our common stock issued upon the exercise of such warrants to or through broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling warrantholders and/or the purchasers of the unit warrants for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

   We are required to keep this registration statement effective until the earlier of:

  .  July 15, 2010;

  .  the date on which all of the unit warrants have been exercised; or

  . the date on which all of the unit warrants or shares of our common stock issued upon exercise of such unit warrants can be sold without registration under the Securities Act of 1933 and without restriction as to the manner, timing or volume of any such sale.

However, as long as any affiliate of ours holds unit warrants or shares of our common stock issued upon exercise of such unit warrants, we will be required to keep this registration statement effective.

   In order to comply with the applicable securities laws of particular states, if applicable, the unit warrants and shares of our common stock will be sold in the jurisdictions only through registered or licensed brokers or dealers. In addition, in particular states, the unit warrants and shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   The selling warrantholders and any broker-dealers or agents that participate with the selling warrantholders in the distribution of the unit warrants or the shares of our common stock issued upon the exercise of the unit warrants may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the unit warrants or the shares of our common stock issued upon the exercise of such unit warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

   Each selling warrantholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling warrantholders.

   We will pay for all costs of the registration of the unit warrants, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; except that, the selling warrantholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling warrantholders against particular civil liabilities, including some liabilities under the Securities Act of 1933, or we will compensate them for some of these liabilities incurred in connection therewith.

                                 LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon for us and the selling stockholders by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

   The consolidated financial statements and schedule of AirGate PCS, Inc. and subsidiaries as of September 30, 2000 and 1999, and for the year ended September 30, 2000, the nine month period ended September 30, 1999, and the year ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of iPCS, Inc. and Subsidiaries and Predecessor as of December 31, 2000 and 1999, and for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999, incorporated by reference from Registration Statement No. 333-69866 of AirGate PCS, Inc. have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. Reports, proxy statements and other information pertaining to us may also be inspected at the offices of The Nasdaq National Market, which is located at 1735 K. Street, N.W., Washington, D.C. 20006.

   We filed a registration statement on Form S-3 to register with the SEC the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in our registration statement or the exhibits to the registration statement.

   You should rely only on the information or representations provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we nor the selling warrantholders may make an offer of our securities in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

   Our address on the world wide web is http://www.airgatepcsa.com. The information on our web site is not a part of this document.

                          INCORPORATION BY REFERENCE

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

                 Filings                  Period or Date Filed
                 -------                  --------------------
Annual Report on Form 10-K............... Year ended September 30, 2000

Quarterly Reports on Form 10-Q........... Quarters ended December 31, 2000, March 31, 2001 and June 30, 2001

Current Reports on Form 8-K.............. August 29 and August 31, 2001

The description of our common stock set
  forth on Form 8-A (File No. 0-27455)... September 24, 1999

Pro-Forma Condensed Consolidated
  Financial Statements (Unaudited)
  contained on pages 65 through 73 of our
  Proxy Statement/Prospectus on Form S-4. September 21, 2001, as amended on October 16, 2001

iPCS, Inc. and Subsidiaries and
  Predecessor--Consolidated Financial
  Statements contained on pages F-35
  through F-76 of our Proxy Statement/
  Prospectus on Form S-4................. September 21, 2001, as amended on October 16, 2001

   We incorporate by reference additional documents that we may file with the SEC between the date of this document and the date of the completion of the offering of the securities described in this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                               AirGate PCS, Inc.
                                 Harris Tower
                      233 Peachtree Street NE, Suite 1700
                            Atlanta, Georgia 30303
                           Attention: Sharon Kushner
                                (404) 525-7272
                       E-mail: skushner@AirGatepcsa.com

   Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

   All capitalized terms used and not defined in Part II of this registration statement shall have the meaning assigned to them in the Prospectus which forms a part of this registration statement.

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee........ $ 3,801
Printing expenses........... $ 5,000
Legal fees and expenses..... $25,000
Accounting fees and expenses $15,000
Miscellaneous............... $ 5,000
                             -------
       Total................ $53,801
                             =======

Item 15. Indemnification of Directors and Officers.

   In accordance with the General Corporation Law of the State of Delaware (being chapter 1 of Title 8 of the Delaware code), the registrant's Certificate of Incorporation provides as follows:

   The registrant shall indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding by reason of the fact that such person is or was a director or an officer of the registrant, whether the basis for such action or proceeding is an alleged action in an official capacity as an officer or director or in any other capacity while such person was serving as a director or officer of the registrant. The registrant shall indemnify such person to the fullest extent allowed by the Delaware law against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise tax, or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection with such action or suit. The registrant's Certificate of Incorporation also empowers the indemnitee to recover unpaid amounts of a claim for indemnification by brining suit against the registrant to recover any unpaid amount of a claim.

   The right of indemnification includes the right of the indemnitee to be paid by the registrant for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, that if the Delaware law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer will be made only upon delivery to the registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such indemnitee is not entitled to be indemnified for such expenses.

   The right to indemnification and to the advancement of expenses provided for by the Certificate of Incorporation is not exclusive of any other right to which the indemnitee may have or hereinafter acquire. Moreover, the registrant may purchase and maintain insurance, at its expense, to protect itself and any director or officer of the registrant against any liability asserted against him or her in any such capacity, or arising out of such person's status as such, whether or not the registrant would have the power to indemnify him against such liabilities under the laws of Delaware.

   In addition to indemnification provided to the registrant's officers and directors in the Certificate of Incorporation and under the laws of Delaware, the registrant has entered into indemnification agreements with certain officers and directors to provide them with further assurances and protection from liability that they may incur in their respective positions and duties in connection with any public offering to any fiduciary obligation owed with respect to the registrant and its stockholders. The registrant has agreed to indemnify and hold harmless, to the extent permitted under Delaware law, each person and affiliated person (generally, any director, officer, employee, controlling person, agent, or fiduciary of the indemnified person), provided that the indemnified person was acting or serving at the registrant's request in his capacity as either an officer, director, employee, controlling person, fiduciary or other agent or affiliate of the registrant. Under the indemnification agreements, each person is indemnified against any and all liabilities (described below) that occur in connection with any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism or hearing, inquiry or investigation that such indemnitee in good faith believes may lead to the institution of any such action whether civil, criminal, administrative or other. As a condition to receiving indemnification, indemnities are required to give notice in writing to the registrant of any claim for which indemnification may be sought under such agreement.

   The agreement provides that an indemnitee may receive indemnification against any and all (1) expenses (including attorney's fees and other costs, expenses and obligations incurred), judgments, fines and penalties; (2) amounts paid in settlement (if such settlement is approved by the registrant); (3) any federal, state, local or foreign taxes imposed on an indemnitee as a result of the receipt of any payments under the indemnification agreement; and (4) all interest, assessments and other charges paid or payable in connection with such expenses. An indemnified person will be indemnified against expenses to the extent that he is successful on the merits or otherwise, including dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation. Expenses that the indemnified person have or will incur in connection with a suit or other proceeding may be received in advance within 10 days of written demand to the registrant.

   Prior to receiving indemnification or being advanced expenses, a committee, consisting of either members of the board of directors or any person appointed by the board of directors, must not have determined the indemnified person would not be permitted to indemnification under Delaware law and, in the case of advanced expenses, that the registrant will be entitled to be reimbursed by the indemnitee. If there is a change in control (as defined in the indemnification agreement) that occurs without majority approval of the board of directors, then the committee will consist of independent legal counsel selected by the indemnified person and approved by the registrant to render a written opinion as to whether and to what extent the indemnitee would be permitted to indemnification under applicable law. Under the indemnification agreement, an indemnified person may appeal a determination by the committee's determination not to grant indemnification or advance expenses by commencing a legal proceeding. Failure of the committee to make an indemnification determination or the termination of any claim by judgment, order, settlement, plea of nolo contendere, or conviction does not create a presumption that either (1) the indemnified person did not meet a particular standard of conduct or belief or (2) that the court has determined that indemnification is not available.

   Under the indemnification agreement, an indemnitee is entitled to contribution from the registrant for losses, claims, damages, expenses or liabilities as well as other equitable considerations upon the determination of a court of competent jurisdiction that indemnification provided for under the agreement is not available. The amount contributed by the registrant will be in proportion, as appropriate, to reflect the relative benefits received by the registrant and the indemnitee or, if such contribution is not permitted under Delaware law, then the relative benefit will be considered with the relative fault of both parties in the action or inaction which resulted in such liability. In connection with the registration of the registrant's securities, the relative benefits received by the registrant and indemnified person will be deemed to be in the same respective proportions of the net proceeds from the offering (less expenses) received by the registrant and the indemnified person. The relative fault of the registrant and the indemnified person is determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the registrant or the indemnified person and their relative intent, knowledge, access to information and opportunity to correct such statement or omission.

   Contribution paid takes into account the equitable considerations, if any, instead of a pro rata or per capital allocation. In connection with the offering of the registrant securities, an indemnified person will not be required to contribute any amount in excess of (1) the proportion of the total of such losses, claims, damages, or liabilities indemnified against equal to the proportion of the total securities sold under the registration statement sold by the indemnified person or (2) the proceeds received by the indemnified person from the sale of securities under the registration statement. No person found guilty of fraudulent misrepresentation, as defined in the agreement, shall be entitled to contribution from any person who was not found guilty of such fraudulent representation.

   In the event that the registrant is obligated to pay the expenses of a claim and upon written notice to the indemnified person, the registrant is entitled to assume defense of the claim and select counsel which is approved by the indemnified person. Upon receipt of the indemnitee's approval, the registrant will directly incur the legal expenses and as a result will have the right to conduct the defense as it sees fit in its sole discretion, including the right to settle any claim against any indemnified party, without consent of the indemnified person.

Item 16. Exhibits.

Exhibit
Number  Description
------  -----------

  3.1   Amended and Restated Certificate of Incorporation of AirGate PCS, Inc. (Incorporated by
        reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by the registrant with the Commission on August 14, 2000 for the quarter ended June 30, 2000 (SEC File No.
        000-27455))

  3.2   Amended and Restated Bylaws of AirGate PCS, Inc. (Incorporated by reference to Exhibit
        3.2 to the Registration Statement on Form S-1/A filed by the registrant with the
        Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

  4.1   Specimen of common stock certificate of AirGate PCS, Inc. (Incorporated by reference to
        Exhibit 4.1 to the Registration Statement on Form S-1/A filed by the registrant with the
        Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

  4.2   Warrant Agreement dated as of July 12, 2000 by and between iPCS, Inc. and ChaseMellon
        Shareholder Services, L.L.C., as warrant agent (Incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 filed by iPCS, Inc. with the Commission on
        October 11, 2000 (SEC File No. 333-47688))

  5.1   Opinion of Winston & Strawn

 23.1   Consent of Winston & Strawn (included in Exhibit 5.1)

 23.2   Consent of KPMG LLP

 23.3   Consent of Deloitte & Touche LLP

 24.1   Powers of Attorney

Item 17. Undertakings

   The registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 13th day of November, 2001.

                                          AIRGATE PCS, INC.

                                                  /S/ BARBARA L. BLACKFORD
                                          By:  ________________________________
                                                    Barbara L. Blackford
                                              Vice President, General Counsel
                                                  and Corporate Secretary

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                      Title                      Date
        ---------                      -----                      ----

            * President, Chief Executive Officer November 13, 2001 --------------------- and Director (Principal Executive
   Thomas M. Dougherty  Officer)

  /S/ ALAN B. CATHERALL Chief Financial Officer             November 13, 2001
  --------------------- (Principal Financial and Accounting
    Alan B. Catherall   Officer)

            *           Director                            November 13, 2001
  ---------------------
  Bernard A. Bianchino

            *           Director                            November 13, 2001
  ---------------------
     John R. Dillon

            *           Director                            November 13, 2001
  ---------------------
    Robert A. Ferchat

            *           Director                            November 13, 2001
  ---------------------
    Sidney E. Harris

            *           Director                            November 13, 2001
  ---------------------
   Barry J. Schiffman

                           */S/ BARBARA L. BLACKFORD
_______________________________________________________________________________
                            With Authority Pursuant
                            to a Power-of-Attorney

                                 EXHIBIT INDEX

   The following documents are filed herewith or incorporated herein by reference.

Exhibit
Number  Description
------  -----------

  3.1   Amended and Restated Certificate of Incorporation of AirGate PCS, Inc. (Incorporated by
        reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by the registrant with the
        Commission on August 14, 2000 for the quarter ended June 30, 2000 (SEC File No.
        000-27455))

  3.2   Amended and Restated Bylaws of AirGate PCS, Inc. (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1/A filed by the registrant with the Commission on
        June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

  4.1   Specimen of common stock certificate of AirGate PCS, Inc. (Incorporated by reference to
        Exhibit 4.1 to the Registration Statement on Form S-1/A filed by the registrant with the
        Commission on June 15, 1999 (SEC File Nos. 333-79189-02 and 333-79189-01))

  4.2   Warrant Agreement dated as of July 12, 2000 by and between iPCS, Inc. and ChaseMellon
        Shareholder Services, L.L.C., as warrant agent (Incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 filed by iPCS, Inc. with the Commission on October
        11, 2000 (SEC File No. 333-47688))

  5.1   Opinion of Winston & Strawn

 23.1   Consent of Winston & Strawn (included in Exhibit 5.1)

 23.2   Consent of KPMG LLP

 23.3   Consent of Deloitte & Touche LLP

 24.1   Powers of Attorney